Exhibit 99.1

Pegasystems Announces Resignation of Chief Financial Officer

CAMBRIDGE, Mass. – November 13, 2015 – Pegasystems Inc. (NASDAQ: PEGA), the software company empowering the world’s leading enterprises with strategic business applications, today announced that Rafe Brown, Chief Administrative Officer, Chief Financial Officer and Senior Vice President has resigned to become Chief Financial Officer at a private technology company. The company has begun a search for a permanent successor.

Mr. Brown will remain with the company through November 30, 2015 to facilitate a smooth transition of duties. After November 30 and until his successor is appointed, Max Mayer, Senior Vice President of Corporate Development, will assume the responsibilities of Chief Administrative Officer. Mr. Mayer has been with Pega since 2004 and held the position of Chief Administrative Officer for the 12 months prior to Mr. Brown’s appointment.

“On behalf of Pega, I want to thank Rafe for all he has contributed to the company and wish him well in his new position,” said Alan Trefler, Pegasystems Founder and CEO. “I have great confidence in the team we have in place that has supported our strong growth during Rafe’s tenure.”

“This was a tough decision to make, but one that is right for me and my family at this time,” said Mr. Brown. “I have great respect for and confidence in Pega and its management team. It has been an honor to be part of the company’s success over the last two years and to help drive strong execution against our goals.”

About Pegasystems

Pegasystems (NASDAQ: PEGA) develops strategic applications for marketing, sales, service, and operations. Pega’s applications streamline critical business operations, connect enterprises to their customers seamlessly in real-time across channels, and adapt to meet rapidly changing requirements. Pega’s Global 2000 customers include many of the world’s most sophisticated and successful enterprises. Pega’s applications, available in the cloud or on-premises, are built on its unified Pega 7 platform, which uses visual tools to easily extend and change applications to meet clients’ strategic business needs. Pega’s clients report that Pega gives them the fastest time to value, extremely rapid deployment, efficient re-use and global scale. For more information, please visit us at www.pega.com.

Press Contacts:

Lisa Pintchman

Pegasystems Inc.

lisa.pintchman@pega.com

(617) 866-6022

Twitter: @pega

Investor Contact:

Sheila Ennis

ICR for Pegasystems

PegaInvestorRelations@pega.com

617-866-6077

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